ASSET PURCHASE AGREEMENT

By and Between

FIRST INDIANA BANK, N.A.
(Seller)

And

TIERONE BANK
(Buyer)

Dated as of September 15, 2004

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this “Agreement”), made effective as of September 15, 2004, is by and between FIRST INDIANA BANK, N.A., a national banking association (the “Seller”) and TIERONE BANK, a federal savings bank (the “Buyer”).

        WHEREAS, Seller operates certain construction lending offices in Charlotte, North Carolina; Raleigh, North Carolina; Orlando, Florida; and Phoenix, Arizona (such offices are collectively referred to as the “Construction Lending Offices”); and

        WHEREAS, Seller desires to sell its interests in the Construction Lending Offices and certain loans and certain assets related to the Construction Lending Offices, and the Buyer desires to purchase the foregoing assets and assume certain liabilities of the Seller associated with such assets upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

    1.1.        Defined Terms. Unless the context otherwise requires, as used in this Agreement the following terms shall have the meanings specified in this ARTICLE 1.

        “Acquired Assets” means the Assets less the Excluded Assets.

        “Act” means the Gramm-Leach-Bliley Act, as amended.

        “Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, ownership of partnership or other equity interests, by contract or otherwise).

        “Assets” means the Loans, Tangible Personal Property, Office Equipment, Intangible Property, and Contracts.

        “Assignment and Assumption Agreement” means the assignment and assumption agreement pursuant to which the Seller transfers to the Buyer the Intangible Property included in the Acquired Assets and the post-Closing rights and obligations under the Assumed Liabilities and the Buyer assumes the Seller’s obligations relating thereto.

        “Assumed Liabilities” means (a) the Contracts and (b) the obligations of the Seller under the Loans and/or the Loan Documents to the borrowers or any other applicable Person arising on or after the Closing Date.

        “Bill of Sale” means a Bill of Sale evidencing the sale and purchase of the Tangible Personal Property included in the Acquired Assets.

        “Buyer” shall have the meaning ascribed to it in the preamble hereto.

        “Buyer Parties” means, collectively, Buyer, all of Buyer’s Affiliates, and each of their respective directors, officers, employees, agents, representatives, attorneys, consultants, successors, and assigns.

        “Classified Loans” shall have the meaning ascribed thereto in Section 3.1 (b).

        “Closing” means the closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder.

        “Closing Construction Loan Balance” means, as of the Closing Date, the outstanding principal balance of all Loans purchased by the Buyer pursuant to this Agreement.

        “Closing Date” means the date of Closing, which date shall be October 31, 2004, or such other date as is agreed between Buyer and Seller.

        “Confidential Information” shall have the meaning ascribed thereto in ARTICLE 9.

        “Construction Lending Offices” shall have the meaning ascribed to it in the preamble hereto.

        “Construction Lending Policy Manual” means, collectively, the Seller’s Construction Lending Standards and Practices Manual and Construction Operations Standards and Practices Manual containing a written summary of the Seller’s loan approval guidelines, file documentation requirements and disbursement procedures and other related information for the Construction Lending Offices, as updated from time to time, and delivered to Buyer prior to the date hereof.

        “Contracts” means those certain liabilities, obligations, and contracts (a) with or by the Seller which relate to the Construction Lending Offices, including the Leases and the Participations, and (b) are set forth on Schedule 1.1(a).

        “Defaulted Loan” means any loan which has experienced a payment default (principal or interest), beyond any applicable cure period, since the Closing Date.

        “Due Diligence” shall mean the investigation of the Acquired Assets and the Seller to be conducted by the Buyer during the Due Diligence Period pursuant to the terms and provisions of Section 8.1(h) hereof.

        “Due Diligence Period” shall mean the period commencing on the date of execution and delivery of this Agreement by the last of the parties above executing and delivering the same and ending on the Closing Date, unless extended by mutual agreement of the parties.

        “Encumbrance” shall mean any restriction, charge, pledge, option, easement, security interest, right-of-way, encumbrance or other similar right of any Person.

        “Environmental Claims” shall mean any notice of violation, notice of potential or actual responsibility or liability, claim, suit, action, demand, directive or order by any Person for any damage (including, but not limited to, personal injury, tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, environmental removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions on existing environmental Permits or licenses) resulting from or relating to (i) the presence of, the Release or threatened Release into the environment of, or exposure to, any Hazardous Substance, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (iii) the violation, or alleged violation, of any Environmental Laws or (iv) the non-compliance or alleged non-compliance with any Environmental Laws.

        “Environmental Laws” shall mean any applicable statutes, ordinances, directives or other laws, any rules or regulations, orders, and any licenses, Permits, orders, judgments, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority, relating to pollution or protection of public health or the environment (including, but not limited to, any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, labeling, deposit, transporting, presence, Release or threatened Release of, any Hazardous Substances, pollutants, contaminants, wastes or any other substances or materials. Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, and the Occupational Safety and Health Act, as amended, and all analogous laws enacted, promulgated or lawfully issued by any Governmental Authority.

        “Excluded Assets” means (a) the assets of the Seller which are related to the Construction Lending Offices and are set forth on Schedule 1.1(b) and (b) both of the following: (i) all trademarks, servicemarks, and copyrights, owned and/or used by the Seller and (ii) the use of the name “First Indiana Bank” or any variation of such name.

        “Excluded Loans” shall have the meaning ascribed to it in Section 3.2.

        “Governmental Authority” shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

        “Governmental Requirement” shall mean any statute, rule, regulation, code, plan, injunction, judgment, order, decree, ruling or charge of any Governmental Authority.

        “Hazardous Substances” shall mean any pollutants, contaminants, substances, chemicals, carcinogens, wastes and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

        “Indemnified Party” shall have the meaning ascribed thereto in Section 10.6.

        “Indemnifying Party” shall have the meaning ascribed thereto in Section 10.6.

        “Intangible Property” shall mean all right, title and interest of Seller in and to (i) the telephone numbers used in each of the Construction Lending Offices (to the extent permitted by any applicable vendors), (ii) each license or right to use a tradename, copyright, patent, service mark, trademark, trade secret and other intellectual property right of another Person used by Seller in the Construction Lending Offices included in the Acquired Assets and set forth on Schedule 1.1(c), and (iii) customer and borrower contacts related to the Loans or the Construction Lending Offices.

        “Knowledge”, as used herein, “to Seller’s Knowledge” or “to the Knowledge of Seller” shall mean (and shall be limited to) the actual knowledge of Seller or any of its Representatives who are (a) directly involved with the Buyer in the negotiation and execution of this Agreement, (b) are in a senior management position with the Seller, or (c) the office manager of any of the Construction Lending Offices.

        “Leases” means the agreements between Seller and third party owners, lessees or sub-lessees relating to the use of the Construction Lending Offices’ office space or other assets used by Seller in the Construction Lending Offices set forth on Schedule 1.1(a).

        “Lien” means any lien, claim, demand, Encumbrance, privilege, security interest, pledge or other charge.

        “Loan Agreements” means the means the agreements executed by the Seller and the respective borrower, guarantors, and other third parties relating to the Loans.

        “Loan Documents” means, as to any Loan, all documents, agreements (including security agreements and applicable control agreements), Notes, instruments, Mortgages, assignments of leases and rents, guaranties, financial statements, internal approvals, and files related to such loan.

        “Loan Servicing Agreement” shall have the meaning ascribed thereto in Section 4.1.

        “Loans” means the loans by the Seller which were originated at the Construction Lending Offices, reduced by any Participations relating thereto and are set forth on Schedule 1.1(d), including the outstanding principal balance, accrued interest, the maximum funding obligation of Seller relating thereto, and all Loan Documents related to such Loans, but excludes the Excluded Loans.

        “Losses” means any and all claims, losses, damages, deficiencies, penalties, interest, fines, charges, fees, costs, assessments, judgments, awards, liabilities, and expenses (including court costs and reasonable attorneys’ fees and/or the allocated cost of in-house counsel).

        “Mortgages” means a mortgage, deed of trust, assignment of leases and rents or other applicable filing document securing the Notes dated the date of the respective Loan and Note and recorded in the public records of the county where the real estate described in the respective Mortgage is located.

        “Net Construction Loan Balance” means, as of the Refund Date, the Closing Construction Loan Balance less the Post Closing Construction Loan Balance.

        “Nonpublic Personal Information” shall have the meaning ascribed thereto in the Act.

        “Notes” means original executed promissory note or notes executed by a borrower to evidence the Loans, payable to the order of the Seller, and dated the date of, and in the principal amount of, the respective Loan by the Seller.

        “Office Equipment” means the computers, modems, printers, fax machines, equipment, furniture, file cabinets, desks, calculators, telephone systems, counters, safes, security systems and fixtures, together with any transferable manufacturer or vendor warranties related thereto, owned by the Seller, which are set forth on Schedule 1.1(e), and located at any of the Construction Lending Offices.

        “Participations” means any agreement or undertaking by Seller pursuant to which Seller assigned and transferred a portion of any Loan to a third Person and are set forth on Schedule 1.1(f), including the names, addresses and amount of each Participation owned by each third Person in each of the Loans.

        “Past Due Loans” shall have the meaning ascribed thereto in Section 3.1.

        “Permits” shall mean all licenses, permits and other authorizations relating to the Construction Lending Offices and the Loans as of the date hereof and any additional licenses, permits, or other authorizations relating to changes in the operation of the Construction Lending Offices after the date of execution hereof and prior to the Closing Date.

        “Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

        “Post Closing Construction Loan Balance” means, as of the Refund Date, the sum of (a) the outstanding principal balance of all loans on the books of the Buyer which are Loans and/or were originated at any of the Construction Lending Offices, whether or not such loans were originated (i) on or prior to the Closing Date by the Seller or (ii) on or after the Closing Date by the Buyer plus (b) any Repurchase Loans which have been repurchased by the Seller, pursuant to Section 3.3, prior to the Refund Date .

        “Premium” means the Principal Balance (excluding the Principal Balance of all Classified Loans included in the Loans) times Eighth Tenths of One Percent (0.8%).

        “Principal Balance” means the outstanding principal balance of the Loans as of the Closing Date, as set forth on Schedule 1.1(d).

        “Proceeding” shall mean any action, order, writ, injunction, judgment, decree, claim, suit, litigation, dispute, grievance, arbitral action, investigation or other proceeding.

        “Purchase Price” shall have the meaning ascribed to it in Section 2.3.

        “Refund Date” means the date which is forty-five (45) days from the Closing Date.

        “Release” shall mean any spillage, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

        “Representative” shall have the meaning ascribed thereto in Section 9.1.

        “Repurchase” means the repurchase of any Defaulted Loan by the Seller.

        “Repurchase Loan” shall have the meaning ascribed to it in Section 3.3.

        “Repurchase Price” means, as to any Defaulted Loan, the sum of (a) the outstanding principal balance of such loan on the date of Repurchase plus (b) the Premium paid by the Buyer to the Seller for such loan (if any) plus (c) any accrued interest on such loan as of the Closing Date which was paid by the Buyer to the Seller and for which the Buyer did not later receive payment thereof.

        “Schedules” shall mean the schedules referred to herein and attached or to be attached to this Agreement.

        “Seller” shall have the meaning ascribed to it in the preamble hereto.

        “Seller Parties” means, collectively, Seller, and all of Seller’s Affiliates and each of their respective directors, officers, employees, agents, representatives, attorneys, consultants, successors and assigns.

        “Settlement Notice” shall have the meaning ascribed thereto in Section 10.6.

        “Tangible Personal Property” shall mean all tangible personal property (other than Excluded Assets) owned by the Seller and used in the Construction Lending Offices, including, without limitation, the Office Equipment and which is set forth on Schedule 1.1(e).

        “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

        “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

        “Title Policy” shall have the meaning ascribed thereto in Section 5.2(c)(iv).

    1.2.        Numbers and Gender. Where the context so indicates, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular and any reference to a person shall include an individual or a corporation, firm, partnership, trust or any other entity.

ARTICLE 2
SALE AND PURCHASE
LIMITED ASSUMPTION OF LIABILITIES

    2.1.        Sale and Purchase. Subject to the terms and conditions set forth herein, on the Closing Date, the Seller shall sell, convey, transfer, assign, and deliver to the Buyer, and the Buyer shall purchase, acquire, and accept from the Seller, all of the respective rights, title, and interests of the Seller in the Acquired Assets.

    2.2.        Sale at Closing Date. The sales, conveyances, transfers, assignments, and deliveries by the Seller to Buyer of the Acquired Assets, as herein provided, shall be effective on the Closing Date, free and clear of all Liens, by execution and delivery of (a) a Bill of Sale relating to the Tangible Personal Property, (b) the Assignment and Assumption Agreement, (c) a list of borrowers and guarantors, including addresses, telephone numbers, and other reasonable contact information, for each Loan on computer readable format as may be reasonably acceptable to the Buyer, and (d) and any other documents or forms necessary, in the reasonable discretion of Buyer, to effectively transfer the Acquired Assets from Seller to Buyer pursuant to the terms and provisions contained herein. Seller shall pay the costs and expenses relating to the preparation and filing of any and all documents or instruments reasonably required to effectuate the transactions provided for herein. Seller shall obtain, prior to the Closing Date, any consents of any third Person reasonably required by the Buyer relating to the assignment of the Contracts or the Intangible Property.

    2.3.        Purchase Price. At the Closing, the Buyer shall pay to the Seller, via wire transfer pursuant to the written instructions of the Seller, the sum of clauses (a) and (b) of this Section 2.3 set forth below (such sum is referred to as the “Purchase Price”):

        (a)       Loan Balance. The sum of all of the following amounts for each of the Loans as of the Closing Date:

i.	Principal Balance. The Principal Balance.

ii.	Accrued Interest. All accrued and unpaid interest.

iii.	Costs and Expenses. All costs and expenses related to the Loans which are due to the Seller as of the Closing Date and are set forth on Schedule 2.3.

        (b)       Premium. The Premium.

    2.4.       Partial Refund of Premium. Within sixty days (60) following the Closing Date, the Buyer shall provide the Seller with the Post-Closing Construction Loan Balance as of the Refund Date. Following receipt of such balance, the Seller shall promptly pay to the Buyer (via wire transfer) an amount equal to the Premium paid by the Buyer on the amount by which the Net Construction Loan Balance exceeds Three Million Dollars ($3,000,000). The parties shall promptly provide to each other such information as either party may reasonably request to determine the amounts applicable to this Section 2.4.

    2.5.        Limited Assumption of Liabilities. As of the Closing, the Buyer shall (a) irrevocably assume, (b) promptly pay when due, and (c) promptly and completely perform all of the obligations, liabilities, and responsibilities of the Seller under and/or pursuant to the Assumed Liabilities, in accordance with their terms. It is expressly agreed that the Buyer shall not, and by the terms and provisions of this Agreement or otherwise does not, assume any liability or obligation of any form or nature relating to any liabilities or obligations of Seller, including but not limited to any liability or obligation relating to the operation of the Construction Lending Offices prior to the Closing Date, which are not specifically included in the Assumed Liabilities. Without limiting the generality of the foregoing, Buyer shall not assume or be obligated in any respect to pay or be responsible for any wages, compensation (including any commission earned prior to the Closing Date), accrued benefits, contributions to or under any pension or profit sharing plan, deferred compensation, health insurance plan, union contract or any other employees’ benefit or welfare plan of Seller. Seller shall remain, and be responsible for, any and all of the liabilities and obligations relating to the Construction Lending Offices as of the Closing Date, other than Assumed Liabilities.

    2.6.        Closing. The Closing shall take place at the offices of the Seller in Indianapolis, Indiana on or before October 31, 2004 or such time and place on the Closing Date as may be mutually agreed upon by the parties.

    2.7.        Allocation of Purchase Price. The Seller and Buyer agree to allocate the Asset Purchase Price among the Assets in accordance with the allocation schedule attached hereto as Schedule 2.7. The Parties further agree to prepare, execute and file any and all tax returns or other filing information required to be filed in accordance with and consistent with such allocation. In the event Schedule 2.7 is not completed on the date of execution hereof, the Seller and Buyer agree to use their best efforts, prior to the Closing Date, to complete Schedule 2.7 with advice provided by their respective tax advisors.

ARTICLE 3
EXCLUDED LOANS AND LOAN REPURCHASE

    3.1.         Excludable Loans. The Buyer may, but shall have no obligation to, purchase Loans which are:

        (a)        Past Due. As of the Closing Date, thirty (30) days or more past due and which are set forth on Schedule 3.1(a) (“Past Due Loans”); or

        (b)       Classified Loans. As of the Closing Date, graded special mention, sub-standard, doubtful, loss or other comparable classification in accordance with the loan grading system of the Seller and which are set forth on Schedule 3.1(b) (the “Classified Loans”).

    3.2.        Excluded Loans. The Loans shall not include the Past Due Loans and/or the Classified Loans set forth on Schedule 3.2.

    3.3.        Repurchase Obligation. Within seventy-five (75) days of the Closing Date, the Buyer shall provide the Seller with written notification of any Loan which became a Defaulted Loan within sixty (60) days of the Closing Date and request the repurchase of such Defaulted Loan(s) (each such loan is referred to as a “Repurchase Loan”). Following such notification, the Seller shall repurchase all Repurchase Loans from the Buyer for the Repurchase Price associated with such Loans.

    3.4.        Election to Purchase Classified Loans. Buyer shall have the right, prior to the Closing Date to elect to have one, some or all of the Classified Loans included in the Loans to be purchased by the Buyer pursuant to the terms and provisions of this Agreement, provided that, if the Buyer elects to purchase any such Classified Loans, the Seller agrees that the Purchase Price shall not include any Premium relating to such purchased Classified Loans. For all purposes, other than the determining of the amount of the Premium to be included in the Purchase Price, the Classified Loans Buyer elects to purchase shall be deemed included in the Loans, notwithstanding the provisions of Section 3.2 above and shall be deemed deleted from Schedule 3.2 hereof.

ARTICLE 4
LOAN SERVICING

    4.1.        Loan Servicing Agreement. The Seller and the Buyer shall execute and deliver, on the Closing Date, a Loan Servicing Agreement to be negotiated by the parties in good faith prior to the Closing Date, pursuant to which the Seller shall service the Loans on behalf of and for the Buyer (the “Loan Servicing Agreement”).

    4.2.        Possession of the Loan Documents. From and after the Closing Date, and for so long as Seller shall service the Loans pursuant to the terms of the Loan Servicing Agreement, all Loan Documents shall remain in the possession of Seller which shall hold the same for the sole purpose of allowing Seller to fulfill its servicing obligations under the Loan Servicing Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

        As a material inducement to the Buyer to enter into this Agreement, and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer that the statements contained in this ARTICLE 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the term “Closing Date” were substituted for the term “date of this Agreement” throughout this ARTICLE 5) as follows:

    5.1.        General Representations and Warranties. Seller hereby represents, warrants, and declares to and in favor of Buyer that:

        (a)       Organization. Seller is a national banking association and is in good standing under the laws of each state in which the Construction Lending Offices are located. Seller is appropriately qualified to do business in each jurisdiction in which Seller is required to be qualified to do business upon the operations of the Construction Lending Offices. Seller has all requisite power and authority to enter into, execute, and deliver this Agreement and to carry out the transactions contemplated herein.

        (b)       Authorization: No Conflict. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate or other action of Seller. The performance by Seller of its obligations hereunder do not violate or conflict with (i) any applicable law or any applicable order, writ, injunction, decree, rule or regulation of any Governmental Authority or any provision of the Articles of Incorporation or Bylaws, as amended from time to time, of the Seller, or (ii) any agreement, contract, lease, license, Permit, grant, instrument, or other arrangement to which Seller is a party or to which any of the Acquired Assets is subject, which violation or conflict would have a material adverse effect on the ability of Seller to perform its obligations hereunder.

        (c)       Litigation. There is no action, suit, proceeding, or litigation pending, or, to the knowledge of the Seller, threatened against Seller before or by any Governmental Authority relating to the Construction Lending Offices, the Loans, or the ability of the Seller to enter into this Agreement.

        (d)       Binding Obligation. This Agreement constitutes the legal, valid, and binding obligations of Seller enforceable in accordance with its respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights.

        (e)       Brokers. Seller has not taken any action that would give rise to any claim against Buyer, the Loans or the Acquired Assets for a broker’s, finder’s, or investment banker’s fee or other like payment in connection with the transactions contemplated by this Agreement.

        (f)       No Liabilities. Seller has no liabilities or obligations for which the Buyer shall be, or may be, responsible for the payment, other than liabilities or obligations for the Assumed Liabilities specifically assumed by the Buyer pursuant to the terms and provisions of this Agreement.

        (g)       Employment Related Matters. Buyer shall, on or before the Closing Date, offer employment to the employees of the Construction Lending Offices on terms and provisions acceptable to Buyer with such employment, if acceptable to the respective employee, to commence effective immediately following the Closing. Except as set forth on Schedule 5.1(g) and to Seller’s Knowledge, no employee, or group of employees has any plans to terminate employment with the Seller prior to the Closing Date. To the Seller’s Knowledge, (i) the Seller has not committed any unfair labor practice in violation of any Governmental Authority relating to any of the Construction Lending Offices and (ii) no Proceeding exists or has been threatened in regard to any unfair labor practice in violation of any Governmental Authority relating to any Construction Lending Office. The Seller does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller relating to any of the Construction Lending Offices.

        (h)       Nonpublic Personal Information. Seller has established and shall maintain administrative, technical, and physical safeguards to (i) insure the safety and confidentiality of Nonpublic Personal Information, (ii) protect against anticipated threats or hazards to the security or integrity of such information, (iii) protect against unauthorized access to or use of such information which could result in substantial harm or inconvenience to Buyer or any of the customers acquired from Seller pursuant to this Agreement, and (iv) comply with the provisions of the Act and all other related federal and state laws, as applicable, relating to the receipt and use of any Nonpublic Personal Information.

     5.2.         Representations and Warranties Concerning Acquired Assets.

        (a)       Personal Property.

                   (i)        Tangible Personal Property. The Seller owns and has all right, title, and interest in all Tangible Personal Property used in the conduct of Construction Lending Offices as presently conducted and as included in the Acquired Assets. Each such item of Tangible Personal Property is free and clear of any and all Liens, and Seller is the sole owner thereof with full right to sell and transfer the same to Buyer. Except as set forth herein, the Office Equipment and the Tangible Personal Property are being sold in “as is” condition.

                   (ii)       Intangible Property.

                              (1)        Each item of Intangible Property owned or used by the Seller immediately prior to the Closing hereunder, except for required third party approvals or consents, will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

                              (2)        To the Seller’s Knowledge, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and the Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any intellectual property rights of any third party). To the Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of the Seller with regard to the Intangible Property.

                              (3)        Schedule 1.1(c) identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intangible Property (together with any exceptions). With respect to each item of Intangible Property:

(A) the Seller possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction, except as described in Schedule 1.1(c);

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, hearing, investigation, charge, complaint, claim, demand or other Proceeding is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) the Seller has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

        (b)        Contracts. To the Knowledge of Seller, no party is in breach or default of any Contract or repudiated or modified any of the terms thereof, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any Contract which is material to the operation of the Construction Lending Offices.

        (c)        Loans & Loan Documents. Except as set forth on Schedule 5.2(c),

                   (i)         Each of the Loans constitutes a valid, binding, non-cancelable and enforceable payment obligation of the party or parties thereto (including, but not limited to, any borrower or guarantor) and was originated by Seller for valuable and adequate consideration in the ordinary course of the Seller’s business, in material compliance with Seller’s Construction Lending Policy Manual, and is not subject to any claims, defenses, setoffs or counterclaims, including without limitation those afforded by usury or truth-in-lending laws. Each of the Loans has been administered by the Seller in material compliance with the Construction Lending Policy Manual and all material requirements of any Governmental Authority, including without limitation the Financial Institutions Reform Recovery and Enforcement Act of 1989, the Equal Credit Opportunity Act, the Real Estate Settlement and Procedures Act of 1974 and the Internal Revenue Code of 1986, each as amended from time to time and all rules and regulations promulgated thereunder.

                   (ii)         The Loan Documents associated with each of the Loans (including without limitation, the Notes, Mortgages, Loan Agreements, security agreements and instruments, applicable control agreements, pledges, guaranties, and such other documents relating to the Loans) are and will be (1) enforceable, valid, true, binding and legal in all material respects thereto, (2) in material compliance with the Construction Lending Policy Manual, (3) in compliance, and have at all times been in compliance, in all material respects with the requirements of any Governmental Authority, including without limitation the Financial Institutions Reform Recovery and Enforcement Act of 1989, the Equal Credit Opportunity Act, the Real Estate Settlement and Procedures Act of 1974 and the Internal Revenue Code of 1986, each as amended from time to time and all rules and regulations promulgated thereunder, and (4) are free from any claims, defenses, or offsets or counterclaims, including without limitation those afforded by usury or truth-in-lending laws. To the Knowledge of Seller and except as set forth on Schedule 5.2(c), none of the terms and provisions of the Loan Documents have been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in a manner which materially interferes with the security or Lien provided by such Loan Document.

                   (iii)         Mortgages related to, and delivered in connection with, each of the Loans constitute a legal, valid, binding and enforceable first priority Lien upon the related real property or fixtures, except for encumbrances (1) for current real estate taxes; (2) covenants, conditions and restrictions, rights of way, easements and other matters that are of public record and are referred to in the related lender’s Title Policy (or, if not yet issued, referred to in a pro forma title policy or title policy commitment meeting the requirements set forth below in Section 5.2(c)(iv)) of Seller; and (3) exceptions and exclusions specifically referred to in the related lender’s Title Policy of the Seller.

                   (iv)         To the extent provided in the Construction Lending Policy Manual, the Lien of each Mortgage securing a Loan is insured by an American Land Title Association lender’s title insurance policy (the “Title Policy”) (except that if such a policy is yet to be issued, such insurance may be evidenced by a binding “marked up” pro forma title policy or title policy commitment) in the original principal amount of such Loan after all advances of principal, insuring the originator of the related Loan, its successor and assigns (as the sole insured) that the related Mortgage is a valid first priority Lien on such real property, subject only to the permitted encumbrances thereto. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, and the Seller has made no claims thereunder. Seller has not done anything that would impair the coverage under such Title Policy.

                   (v)         If any Mortgage for any Loan is a deed of trust under the Governmental Authority in which such real property is located, then a trustee, duly qualified under the Governmental Authority to serve as such, has either (1) been properly designated, has accepted such designation and currently so serves or (2) may be substituted in accordance with the Mortgage and the Governmental Authority in which such real property is located.

                   (vi)         Each respective borrower and each guarantor under the Loan Agreements is in compliance with the material terms and provisions of all documents to which such borrower or guarantor is a party.

                   (vii)         All filings (including UCC filings) and/or delivery requirements necessary in any jurisdiction to give a first perfected ownership interest in the Loans and to give a first perfected security interest therein pursuant to the security interest granted under the Loan Documents have been made or satisfied, as the case may be and constitute a legal, valid, and enforceable first priority Lien upon the property related thereto.

                   (viii)         Notwithstanding anything to the contrary, all of the foregoing representations and warranties of the Seller contained in this Section 5.2(c) are qualified and limited to the extent that any such representation or warranty may be untrue as a result of (1) any applicable bankruptcy, liquidation, conservatorship, insolvency, reorganization, moratorium, and similar laws governing the rights of debtors and creditors and sureties generally, (2) principles of equity, equitable defenses, and the exercise of discretion by a court applying the same that may limit a lender’s right to enforce specific performance and other equitable remedies, (3) the rights of the United States or any other governmental body in regard to tax liens, (4) any applicable laws that may limit the enforceability of any waiver of remedial and other rights and the remedies provided in the Loan Documents, and (5) the failure of Buyer or any subsequent holder of any interest in any of the Loans to act in a reasonably prudent manner consistent with industry customs and practices to continue, protect, monitor, or enforce (as applicable) any of the provisions, rights, and/or remedies as may be provided in the Loan Documents after the Closing Date; and while Seller does not represent and warranty as to the enforceability of each and every provision of the Loan Documents in each and every specific situation or circumstance, the provisions of the Loan Documents which are enforceable are sufficient to provide Buyer with the practical realization of the benefits of the Loan Documents.

        (d)        Principal Balances and Maximum Funding Obligations.

                   (i)         The Principal Balance relating to each of the Loans as set forth on Schedule 1.1(d) is true and correct in all respects thereto.

                   (ii)         The maximum funding obligation relating to each of the Loans as set forth on Schedule 1.1(d) is true and correct in all respects thereto.

        (e)       Environment, Health and Safety. Seller does not have any Knowledge that any property (whether real or personal) that is included in, or otherwise related to, any of the Acquired Assets has been or is currently in violation of any Environmental Laws or subject to any Environmental Claims that are currently pending or threatened.

        (f)       Acquired Assets. To the extent not otherwise provided, Seller has not sold, assigned, or pledged any of the Acquired Assets to any Person and has good and marketable title thereto, free and clear of any Lien, and Seller is the sole owner thereof with full right to sell and transfer the Acquired Assets to Buyer.

        (g)       Independent Investigation of Buyer. In the representations and warranties provided in Section 5.2(c) above, Seller makes no representation or warranty and assumes no liability or responsibility with respect to the compliance by Seller with each and every provision of the Construction Lending Manual relating to each Loan. The parties acknowledge that “exceptions” to the provisions of the Construction Lending Manual may exist relating to certain of the Loans and that the “exceptions” are documented in the loan files for the respective Loans and are deemed disclosed to the Buyer. The Loans are being sold to the Buyer without recourse to the Seller, except as provided herein.

        (h)        Business in the Ordinary Course. Since August 13, 2004, Seller has conducted the Construction Lending Offices only in the ordinary course and has:

                   (i)         Not disposed of any material asset relating to the Construction Lending Offices other than in the ordinary course of business;

                   (ii)         Not engaged in any other transaction involving any material asset relating to the Construction Lending Offices other than in the ordinary course of business, consistent with past practices; and

                   (iii)         Used reasonable efforts to preserve the present business operations conducted at the Construction Lending Offices.

        (i)        Participations. Each Participation (i) a legal, valid, binding, enforceable agreement, and in full force and effect and (ii) will continue to be a legal, valid, binding, enforceable agreement, and in full force and effect on identical terms following the Closing. No party is in breach of any Participation or repudiated or modified any of the terms thereof, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any Participation. Provided however, all of the representations and warranties contained in this Section 5.2(i) are also qualified and limited by all qualifications and limitations set forth in Section 5.2(c)(viii).

    5.3.        Reliance on Representations and Warranties. All warranties and representations made by or on behalf of the Seller in this Agreement or pursuant to any document, statement, certificate or other instrument referred to herein or delivered in connection with the transactions contemplated hereby, shall be deemed to have been material and relied upon by the Buyer, notwithstanding any investigation made by or on behalf of Buyer.

    5.4.        No Omissions or Misrepresentations. No representation or warranty of Seller contained in this Agreement or any document, statement, certificate or other instrument provided for in this Agreement omits or will omit to state any material fact necessary to make each representation or warranty in this Agreement or any document, statement, certificate or other instrument provided for in this Agreement accurate and not misleading in any material respect.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

        As a material inducement to the Seller to enter into this Agreement, and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller that the statements contained in this ARTICLE 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the term “Closing Date” were substituted for the term “date of this Agreement” throughout this ARTICLE 6) as follows:

    6.1.        General Representations and Warranties. Buyer hereby represents, warrants and declares to and in favor of Seller that:

        (a)        Organization and Good Standing. Buyer is a United States corporation and validly organized and existing in good standing under the laws of the United States. Buyer has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated herein.

        (b)        Authorization: No Conflict. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate or other action of Buyer. The performance by Buyer of its obligations hereunder do not violate or conflict with (i) any applicable law or any applicable order, writ, injunction, decree, rule or regulation of any Governmental Authority or any provision of the Articles of Incorporation or Bylaws, as amended from time to time, of the Buyer, or (ii) any agreement, contract, lease, license, Permit, grant, instrument or other arrangement to which Buyer is a party, which violation or conflict would have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

        (c)        Litigation. There is no action, suit, proceeding, or litigation pending, or to the knowledge of the Buyer threatened, against Buyer before or by any Governmental Authority which materially adversely affects the execution, delivery, or performance by Buyer of this Agreement.

        (d)        Binding Obligation. This Agreement constitutes the legal, valid, and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights.

        (e)        Brokers. Buyer has not taken any action that would give rise to any claim against Seller for a broker’s, finder’s, or investment banker’s fee or other like payment in connection with the transaction, contemplated by this Agreement.

        (f)        Legal Investment. The purchase of the Loans by the Buyer is a legal investment pursuant to the laws under which the Buyer is organized and operates.

        (g)        Investment Purposes. The Buyer is purchasing the Loans for its own account for investment purposes only and not with a view to, or for the resale thereof.

        (h)        Nonpublic Personal Information. Buyer has established and shall maintain administrative, technical, and physical safeguards to (i) insure the safety and confidentiality of Nonpublic Personal Information, (ii) protect against anticipated threats or hazards to the security or integrity of such information, (iii) protect against unauthorized access to or use of such information which could result in substantial harm or inconvenience to Seller or any its customers following the Closing Date, and (iv) comply with the provisions of the Act and all other related federal and state laws, as applicable, relating to the receipt and use of any Nonpublic Personal Information.

        (i)        Reliance on Representations and Warranties. All warranties and representations made by or on behalf of the Buyer in this Agreement or pursuant to any document, statement, certificate or other instrument referred to herein or delivered in connection with the transactions contemplated hereby, shall be deemed to have been material and relied upon by the Seller, notwithstanding any investigation made by or on behalf of Seller.

        (j)        No Omissions or Misrepresentations. No representation or warranty of Buyer contained in this Agreement or any document provided for in this Agreement omits or will omit to state any material fact necessary to make each representation or warranty in this Agreement or any document provided for in this Agreement accurate and not misleading in any material respect.

ARTICLE 7
CONDITIONS PRECEDENT

    7.1.        Conditions Precedent To The Obligations of Buyer. The performance of the obligations of the Buyer is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Buyer:

        (a)       The representations and warranties of Seller herein contained shall be true in all material respects at the Closing Date (except as otherwise specified).

        (b)        Seller shall have in all material respects performed all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

        (c)        Seller shall have delivered to Buyer a certificate, dated the Closing Date to the effect of the matters described in clauses (a) and (b) of this Section 7.1.

        (d)        No statute, ordinance, law, regulation, rule, decree or order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority, nor shall any action, complaint, investigation, petitions, suit, or other Proceeding have been instituted and remain pending by any Governmental Authority as of the Closing Date which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

        (e)        Seller shall have delivered to Buyer an original of the documents described in Section 2.2 above.

        (f)        Seller and Buyer shall have entered into the Loan Servicing Agreement.

    7.2.        Conditions Precedent To Obligations of Seller. The performance of the obligations of the Seller is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Seller:

        (a)        The representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time.

        (b)        Buyer shall have in all material respects performed all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

        (c)        Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an authorized signatory of Buyer, to the effect of the matters described in clauses (a) and (b) of this Section 7.2.

        (d)        No statute, ordinance, law, regulation, rule, decree or order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority, nor shall any action, complaint, investigation, petitions, suit, or other Proceeding have been instituted and remain pending by any Governmental Authority as of the Closing Date which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

        (e)        The Seller shall have received the Purchase Price in accordance herewith.

        (f)        Seller and Buyer shall have entered into the Loan Servicing Agreement.

ARTICLE 8
COVENANTS

    8.1.        Seller’s Covenants. Seller covenants and agrees with Buyer as follows:

        (a)        From and after the date of its execution of this Agreement, Seller shall make available to Buyer or cause to be made available to Buyer all of the Acquired Assets.

        (b)        Seller agrees to promptly furnish to Buyer all notices, requests, other documents, and payments received by Seller with respect to the Acquired Assets and the Construction Lending Offices relating to the period after the Closing Date. Seller shall promptly transmit to Buyer any payments on any Loans (which are not subsequently repurchased by Seller) made after the Closing Date and received by Seller.

        (c)        Seller shall, at its reasonable expense, cooperate with Buyer to provide for a reasonably smooth and orderly transition of the Acquired Assets from the Seller to the Buyer.

        (d)        Seller shall, at its reasonable expense, cooperate with Buyer to cause all third parties (i) reasonably necessary to the operation of the Construction Lending Offices and (ii) a party to any Contract, to (y) cooperate with Buyer to provide for a reasonably smooth and orderly transition of the Acquired Assets from the Seller to the Buyer and (z) provide any consents necessary to the assignment and assumption of the Contracts and Intangible Property as may be reasonably requested by the Buyer.

        (e)        That, upon the reasonable written request of Buyer, it will execute and deliver to Buyer, and its successors and assigns, such further instruments of sale, conveyance, assignment, and transfer, and take such other action in order to more effectively to sell, convey, grant, assign, transfer and deliver all or any portion of the Acquired Assets (excluding any Repurchased Loans).

        (f)        Seller agrees to cooperate and provide access to appropriate records if information in the possession or control of Seller (or its Affiliates) is necessary with respect to any Liens imposed on Buyer, the Acquired Assets, or the Construction Lending Offices or for the conduct of any regulatory matters, audits, administrative hearings, or judicial Proceedings with respect thereto.

        (g)        Seller agrees to allow the Buyer to negotiate with all employees of the Seller who are employed at any Construction Lending Office with the intention of possibly entering into an employment relationship with such employees following the Closing as the Buyer may determine. Nothing herein express or implied shall confer upon any employee of Seller, or any union, collective bargaining agent or other person or entity, any rights or remedies (including, but not limited to, any right to employment, or continued employment, for any specified period) or any right to any particular employment related benefits in connection with any employment of any nature or kind whatsoever with the Buyer. Seller shall be responsible for all accrued but unpaid obligations to each employee of Seller and all employment matters related to the Construction Lending Offices through and including the Closing Date. Buyer shall assume no obligations or liabilities whatsoever of Seller in respect of workers’ compensation, severance, payroll and/or unemployment tax, pension, profit-sharing, health insurance or other employment related benefit liabilities in respect of any employees of Seller employed by Buyer at or after the Closing Date.

        (h)        Seller acknowledges and agrees that during the Due Diligence Period, Buyer and its Representatives shall be allowed to conduct, or continue to conduct, a due diligence review with respect to the Acquired Assets and the Construction Lending Offices (the “Due Diligence”). In connection with the Due Diligence, Seller and its Representatives shall use their best efforts to (i) cooperate with Buyer and its Representatives, (ii) provide all material information, and all documents and other tangible items containing or relating to such information, relating to the Acquired Assets and the operation of the Construction Lending Offices reasonably requested by Buyer, or any of its Representatives and (iii) permit the Buyer and its Representatives to inspect any of the Acquired Assets or Construction Lending Offices. Buyer and its Representatives shall use their best efforts to conduct the Due Diligence in a manner so as not to unreasonably disrupt the operations of the Seller or the Construction Lending Offices.

    8.2.        Buyer Covenants. Buyer covenants and agrees with Seller as follows:

        (a)        Buyer hereby covenants and agrees that without the assumption of any additional liability therefore, upon the reasonable written request of Seller, it will execute and deliver to Seller, and its successors and assigns such further instruments of assumption, sale, conveyance, assignment and transfer, and take such other action as may be reasonably required to effectuate the intent of this Agreement.

        (b)        Buyer agrees to cooperate and provide access to appropriate records if information in the possession or control of Buyer (or its Affiliates) is necessary for the preparation of Tax Returns required to be filed by Seller with respect to any Taxes imposed on Seller or the Assets (which shall be paid by the Seller) or for the conduct of any tax audits, regulatory matters, administrative hearings or judicial Proceedings with respect thereto.

        (c)        Buyer agrees to promptly furnish to Seller all notices, requests, other documents and payments received by Buyer with respect to any Repurchased Loans. Buyer shall promptly transmit to Seller any payments on any Repurchased Loans made after Seller repurchases such loans.

        (d)        Buyer shall, at its reasonable expense, cooperate with Seller to provide for a reasonably smooth and orderly transition of any Repurchased Loans from the Buyer to the Seller and provide to Seller any assignments or agreements as may be reasonably requested by Seller to fully transfer and assign any Repurchased Loans to Seller.

ARTICLE 9
CONFIDENTIALITY/PUBLIC DISCLOSURE

    9.1.        Confidentiality.

        (a)        Confidential Information. Buyer shall hold all confidential or private, non-public information concerning Seller and its: customers, assets, operations, activities, proposed activities, and/or operations, that is furnished to Buyer by or on behalf of Seller (collectively, the “Confidential Information”) in confidence. Notwithstanding the foregoing, Buyer may disclose Confidential Information:(i) to its Affiliates or any of its or their Affiliates’ directors, officers, employees, auditors, counsel, advisors, or representatives (collectively, the “Representatives”) whom it reasonably determines need to know such information solely for the purposes set forth in this Agreement; (ii) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Buyer’s business or that of its Representatives in connection with the exercise of such authority or claimed authority; and (iii) pursuant to any subpoena or any similar legal process. For purposes hereof, the term “Confidential Information” shall not include information that (w) relates solely to the Acquired Assets; (x) is in Buyer’s possession prior to its being provided by or on behalf of Seller, provided that such information is not known by Buyer to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to Seller; (y) is or becomes publicly available (other than through a breach hereof by Buyer); or (z) becomes available to Buyer on a non-confidential basis, provided that the source of such information was not known by Buyer to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

        (b)        Limited Use. Buyer and its Representatives shall use the Confidential Information solely for the purposes set forth herein and shall not in any way use the Confidential Information to the detriment of Seller or any of its customers. Nothing in this Agreement shall be construed as granting any rights to Buyer, by license or otherwise, to any of the Confidential Information.

        (c)        Nonpublic Personal Information. In the event that the Buyer and/or its Representatives obtain access to any Nonpublic Personal Information of any customers of Seller, the Buyer and its Representatives shall not disclose or use such information other than for the purposes set forth herein.

        (d)        Specific Performance. Buyer understands and acknowledges that any disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause Seller and/or its customers irreparable harm, the amount of which may be difficult to ascertain, and therefore agrees that Seller and/or its customers shall have the right to apply to a court of competent jurisdiction for specific performance and/or an order restraining and enjoining any such further disclosure or breach and for such other relief as Seller and/or its customers shall deem appropriate. Such rights of Seller and its customers are to be in addition to the remedies otherwise available to Seller and/or its customers provided herein, at law, or in equity. Buyer expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by Seller and/or its customers.

        (e)        Reservation of Other Rights. This Agreement is not intended to limit any rights that Seller and/or its customers may have under trade secret, copyright, patent, or other laws that may be available to Seller and/or its customers, and such rights are expressly reserved.

        (f)        Supplemental Provisions. The Seller and Buyer acknowledge and agree that the terms of this Section 9.1 are in addition to, and not in substitution for, the terms and provisions of the Confidentiality and Nondisclosure Agreement between the parties hereto dated July 14, 2004 attached hereto as Schedule 9.1(f).

    9.2.        Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement, whether before or after the Closing, except for such written information as shall have been approved in writing as to form and content by both Buyer and Seller; provided, however, that any party may make any public disclosure that it believes in good faith is required by applicable law, in which case the disclosing party shall use its reasonable efforts to advise the other party prior to making such disclosure.

ARTICLE 10
SURVIVAL; INDEMNIFICATIONS

    10.1.        Survival. The representations and warranties set forth in this Agreement shall survive after the date hereof and the Closing. The covenants and agreements of the parties herein shall survive the Closing and shall continue in full force and effect forever, subject to applicable statutes of limitations.

    10.2.        Indemnification by Seller. Subject to the provisions of Sections 10.3 and 10.6 hereof, the Seller shall, to the extent provided by Section 10.3, indemnify, save, and hold harmless the Buyer Parties from and against any and all Losses arising from, out of, or in any manner connected with or based on:

        (a)        the breach of any covenant of the Seller or the failure by the Seller to perform any obligation of the Seller contained herein;

        (b)        any inaccuracy in or breach of any representation or warranty of the Seller contained herein;

        (c)        Seller’s failure to properly and accurately file one or more Tax Returns and pay all Taxes due relating to the operation of the Construction Lending Offices on or prior to the Closing Date or relating to the transaction provided for herein, or

        (d)        any event, condition, or circumstance occurring or existing at any time before the Closing Date, involving or related to the Acquired Assets and/or the Construction Lending Offices and not disclosed in any disclosure schedule attached to this Agreement, and relating to or arising from any act or omission of the Seller.

        The foregoing indemnities shall not limit or otherwise adversely affect the Seller Parties’ rights of indemnity for Losses as may be provided in this Agreement.

    10.3.        Limitation on Indemnification by Seller. Notwithstanding any provision in this Agreement to the contrary, the liability of the Seller under Section 10.2 shall be reduced, either in the form of reimbursement or transfer of the rights (if transferable) relating thereto as hereinafter provided, by the amount of any and all:

        (a)        insurance proceeds actually received by any Buyer Party that arise from the same event or circumstances giving rise to such liability;

        (b)        third party set off rights actually awarded to and received by any Buyer Party that arise from the same event or circumstances giving rise to such liability; and

        (c)        actually realized reductions in the cash payment of taxes owed by any Buyer Party arising directly from such liability.

        Buyer agrees that, unless Seller has previously paid the Buyer Parties based upon an indemnification liability relating thereto, it will file all claims for such insurance proceeds, set off rights, and tax reductions that may result in a reduction of the Seller’s indemnification liability under this Section 10.3 and take all commercially reasonable actions to actually receive or realize such insurance proceeds, set off rights, and tax reductions. In the event Seller has paid the Buyer Parties pursuant to Section 10.2 above, Buyer will assign its rights under Sections 10.3 (a), (b), or (c) to Seller for prosecution of any applicable claims relating thereto and in the event any Buyer Parties receive funds under Sections 10.3 (a), (b), or (c) above which have been previously paid by Seller, Buyer shall immediately reimburse Seller the amount so received.

    10.4.        Indemnification by Buyer. Subject to the provisions of Sections 10.5 and 10.6, Buyer shall indemnify, save, and hold harmless the Seller Parties from and against all Losses arising from, out of or in any manner connected with or based on:

        (a)        any breach of any covenant of Buyer or the failure by Buyer to perform any of its obligations contained herein;

        (b)        any inaccuracy in or breach of any representation or warranty of Buyer contained herein; and

        (c)        any event, condition, or circumstance occurring or existing at any time after the Closing Date, involving or relating to the Acquired Assets and/or the Construction Lending Offices, and relating to or arising from any act or omission of the Buyer.

        The foregoing indemnities shall not limit or otherwise adversely affect Buyer Parties’ rights of indemnity for Losses as may be provided in this Agreement.

    10.5.        Limitation on Indemnification by Buyer. Notwithstanding any provision in this Agreement to the contrary, the liability of the Buyer under Section 10.4 shall be reduced, either in the form of reimbursement or transfer of the rights relating thereto as hereinafter provided, by the amount of any and all:

        (a)        insurance proceeds actually received by any Seller Party that arise from the same event or circumstances giving rise to such liability;

        (b)        third party set off rights actually awarded to and received by any Seller Party that arise from the same event or circumstances giving rise to such liability; and

        (c)        actually realized reductions in the cash payment of taxes owed by any Seller Party arising directly from such liability.

        Seller agrees that, unless Buyer has previously paid the Seller Parties based upon an indemnification liability relating thereto, it will file all claims for such insurance proceeds, set off rights, and tax reductions that may result in a reduction of the Buyer’s indemnification liability under this Section 10.5 and take all commercially reasonable actions to actually receive or realize such insurance proceeds, set off rights, and tax reductions. In the event Buyer has paid the Seller Parties pursuant to Section 10.4 above, Seller will assign its rights under Sections 10.5 (a), (b), or (c) to Buyer for prosecution of any applicable claims relating thereto and in the event any Seller Parties receive funds under Sections 10.5 (a), (b), or (c) above which have been previously paid by Buyer, Seller shall immediately reimburse Buyer the amount so received.

    10.6.        Procedures for Indemnification.

        (a)        Notice. The Person (the “Indemnified Party”) that may be entitled to indemnity hereunder shall give prompt notice to any party obligated to give indemnity hereunder (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action, or Proceeding in respect of which indemnity may be sought under this Agreement. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) business days) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including without limitation court papers) received by the Indemnified Party relating to such claim, action, suit, or proceeding.

        (b)        Settlement. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, Proceeding, or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnifying Party gives ten (10) business days’ prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto (“Settlement Notice”) and the Indemnified Party fails or refuses to consent to such settlement within ten (10) business days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 10.6, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding, or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation, liability, or sanction upon the Indemnified Party other than the execution, delivery, or approval thereof and customary releases of claims with respect to the subject matter thereof.

        (c)        Cooperation. The parties shall cooperate in defending any such third-party suit, action, proceeding, or investigation, and the defending party shall have reasonable access to the books, records, and personnel in the possession or control of the other party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim, or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement. The cost of joining therein, including reasonable attorneys’ fees, shall be included in the amount of the indemnification obligation of the Indemnifying Party provided for herein.

    10.7.        Sole Remedy. Except with respect to conduct constituting actual fraud, the indemnification provisions contained in this ARTICLE 10 (subject to the limitations set forth in this ARTICLE 10) shall be the sole and exclusive remedy of the Buyer Parties and/or the Seller Parties for any Losses arising from, out of, or in any manner connected with or based on (a) this Agreement, (b) the sale and purchase of the Acquired Assets, (c) the assumption of the Assumed Liabilities, and/or (d) the Construction Lending Offices.

ARTICLE 11
TERMINATION

    11.1.        Grounds for Termination. This Agreement may be terminated at any time prior to or at the Closing by:

        (a)        Mutual Consent. The written agreement of the Seller and Buyer;

        (b)        By the Seller. The Seller, upon written notice to Buyer that: (i) any of the conditions set forth in Section 7.2 have not been satisfied in all material respects as of the Closing Date or the satisfaction of any of such condition is or has become impracticable (other than by reason of the failure of the Seller to comply with its obligations under this Agreement); (ii) the Closing has not occurred (other than by reason of the failure of the Seller to comply with its obligations under this Agreement) on or before October 31, 2004; or (iii) the parties are not able to mutually agree upon the Schedules, including the terms and provisions of the Loan Servicing Agreement, to be completed by the parties on or prior to the Closing; or

        (c)        By Buyer. The Buyer, upon written notice to the Seller, that: (i) any of the conditions set forth in Section 7.1 have not been satisfied in all material respects as of the Closing Date or the satisfaction of any of such condition is or has become impracticable (other than by reason of the failure of Buyer to comply with its obligations under this Agreement); (ii) the Closing has not occurred (other than by reason of the failure of the Buyer to comply with its obligations under this Agreement) on or before October 31, 2004; or (iii) the parties are not able to mutually agree upon the Schedules, including the terms and provisions of the Loan Servicing Agreement, to be completed by the parties on or prior to the Closing.

ARTICLE 12
MISCELLANEOUS PROVISIONS

    12.1.        Governing Law: Jurisdiction: Consent to Service of Process. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without giving effect to its choice of law rules and principles. Each of the parties hereto irrevocably: (a) submits to the non-exclusive jurisdiction of the courts of the State of Indiana and the federal courts of the United States of America located in Indianapolis, Indiana for the purpose of any action or proceeding relating to this Agreement; (b) waives, to the fullest extent permitted by law, the defense of an inconvenient forum in any action or proceeding in any such court; (c) agrees that a final judgment in any action or proceeding in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and (d) consents to service of process upon it by mailing a copy thereof by certified mail addressed to it and its counsel as provided for notices hereunder.

    12.2.        Severability of Provisions. Each part of this Agreement is intended to be severable if any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provisions, or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement.

    12.3.        Schedules and Exhibits. The Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

    12.4.        No Third Party Beneficiaries. Except as contemplated by ARTICLE 10 of this Agreement, no Person not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

    12.5.        Amendments and Waivers. This Agreement may only be amended by an instrument in writing signed on behalf of the Buyer and the Seller. Neither a failure by a party hereto to exercise any of its options hereunder, nor failure to enforce its rights or seek its remedies upon any default, shall effect or constitute a waiver of the respective party’s right to enforce such right, or to seek remedy with respect to that default or to any prior or subsequent default. Any term or provision of this Agreement may only be waived in writing by the party which is entitled to the benefits thereof.

    12.6.        When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by the Buyer and the Seller.

    12.7.        Successors and Assigns. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns. Provided however, prior to the Closing, Buyer may not assign its rights under this Agreement without the written consent of the Seller. After the Closing, Buyer may assign its rights under this Agreement without the consent of the Seller, but in such event, Buyer shall nevertheless remain responsible and fully liable for the performance of all of its obligations under this Agreement.

    12.8.        Entire Agreement. This Agreement (including the Schedules attached hereto) constitutes the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all prior agreements, written or oral, with respect thereto.

    12.9.        Notices. All communications under this Agreement shall be in writing and shall be deemed received when personally delivered or three (3) business days following the day mailed by certified mail or return receipt requested, to the following addresses:

If to Seller:	First Indiana Bank,N.A.
Attn: Timothy J. O'Neill, SVP
135 North Pennsylvania Street
Indianapolis, Indiana 46204
With a copy to:	First Indiana Bank, N.A.
(which will not constitute	Attn: Reagan K. Rick, Legal Counsel
notice hereunder)	135 North Pennsylvania Street
Indianapolis, Indiana 46204
If to Buyer:	TierOne Bank
Attn: Gale R. Furnas, Exec. VP
1221 N. Street
Lincoln, Nebraska 68508
With a copy to:	Woods & Aitken, LLP
(which will not constitute	Attn: Wm. Lee Merritt, Esq.
notice hereunder)	301 So. 13th Street, Suite 500
Lincoln, Nebraska 68508

        Any party may change its address for receipt of notices from time to time by written notice to the other party.

    12.10.        Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts together shall constitute one and the same agreement.

    12.11.        JURY WAIVER. All PARTIES HERETO EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT.

    12.12.        Expenses. Each party hereto shall pay its own costs and expenses (including all legal expenses) relating to this Agreement, the negotiations leading up to this Agreement, and the performance of this Agreement, except as otherwise expressly provided in this Agreement.

    12.13.        Interpretation. This Agreement (and all agreements referred to or incorporated into this Agreement) are being entered into among competent Persons, who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement (and all agreements referred to or incorporated herein) will not necessarily be construed against any particular party as the drafter of such language.

    12.14.        No Fiduciary Relationship. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or the Loan Servicing Agreement, Seller shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Seller have or be deemed to have any fiduciary relationship with the Buyer, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement, the Loan Servicing Agreement, or any other agreement or otherwise exist against Seller.

    12.15.        Certain Rules of Construction. For purposes of this Agreement:

        (a)        Certain References. The words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections, Paragraphs and Schedules, and similar references, are to Sections or Paragraphs of, or Schedules to, this Agreement unless otherwise specified.

        (b)        General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all pronouns and any variations thereof refer to the masculine, feminine or neuter, as the identity of the person or persons may require; (iii) all definitions and references to an agreement, instrument or document means such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, restatements, supplements, replacements, or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose; (iv) all references to any party shall include such party’s successors and permitted assigns; (v) “include”, “includes”, and “including” are to be treated as if followed by “without limitation” whether or not they are followed by these words or words with a similar meaning; and (vi) attorneys’ fees shall include reasonable allocated costs of in-house counsel.

        (c)        Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect the interpretation of any of the terms or provisions hereof.

    12.16.        Completed Schedules. The parties acknowledge that certain of the Schedules referred to herein have not been, and will not be, completed as of the date of execution of this Agreement. Upon execution hereof, a note shall be reflected on each such Schedule that the Schedule is “To Be Completed on or prior to the Closing Date”. Seller and Buyer shall jointly complete such Schedules on or prior to the Closing Date, initial each completed Schedule at or before the Closing, and such completed Schedules shall be deemed incorporated into this Agreement as if attached to this Agreement at the time of execution hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FIRST INDIANA BANK, N.A.
("Seller")

By:  /s/ Robert H. Warrington
        Robert H. Warrington, President and CEO

TIERONE BANK
("Buyer")

By:  /s/ Gale R. Furnas
        Gale R. Furnas, Executive Vice President

LIST OF SCHEDULES:

1	.1(a)	Contracts and Leases
1	.1(b)	Excluded Assets
1	.1(c)	Intangible Property
1	.1(d)	Loans
1	.1(e)	Tangible Personal Property (including Office Equipment)
1	.1(f)	Participations
2.3		Loan Costs and Expenses (Due to Seller at Closing)
2.7		Purchase Price Allocation
3	.1(a)	Past Due Loans
3	.1(b)	Classified Loans
3.2		Excluded Loans (Past Due and Classified Loans which are not included in sale)
5	.1(g)	Employment Related Matters
5	.2(c)	Loan Exceptions
9	.1(f)	Confidentiality and Nondisclosure Agreement dated July 14, 2004

ASSET PURCHASE AGREEMENT

Schedule 1.1(a)

Contracts and Leases

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 1.1(b)

Excluded Assets

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 1.1(c)

Intangible Property

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 1.1(d)

Loans

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 1.1(e)

Tangible Personal Property

(including Office Equipment)

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 1.1(f)

Participations

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 2.3

Loan Costs and Expenses

(Due to Seller at Closing)

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 2.7

Purchase Price Allocation

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 3.1(a)

Past Due Loans

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 3.1(b)

Classified Loans

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 3.2

Excluded Loans

(Past Due and Classified Loans which are not included in sale)

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 5.1(g)

Employment Related Matters

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 5.2(c)

Loan Exceptions

To Be Completed on or prior to the Closing Date

ASSET PURCHASE AGREEMENT

Schedule 9.1(f)

Confidentiality and Nondisclosure Agreement
Dated July 14, 2004

(See Attached)